UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 15, 2011

Insperity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (281) 358-8986

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a material Definitive Agreement.

On September 15, 2011, Insperity, Inc. (the “Company” or “we”) entered into a Credit Agreement (the “Credit Agreement”) with Amegy Bank National Association, as administrative agent, and certain financial institutions as lenders.  The Credit Agreement provides for a new four-year, $100 million revolving credit facility (the “Facility”), with a $10 million sublimit for letters of credit and a $10 million sublimit for swing loans.  Subject to certain conditions, the aggregate commitments under the Facility may be increased to up to $150 million by obtaining commitments from existing and/or new lenders.  The Facility is available for working capital and general corporate purposes.

The Company’s obligations under the Facility are secured by 65% of the stock of the Company’s captive insurance subsidiary and are guaranteed by all of the Company’s domestic subsidiaries. The Facility matures on September 15, 2015.  Borrowings under the Facility bear interest at an alternate base rate or LIBOR, at our option, plus an applicable margin.  Depending on our leverage ratio, the applicable margin varies (1) in the case of LIBOR loans, from 2.00% to 2.75% and (2) in the case of alternate base rate loans, from 0.00% to 0.75%.  The alternate base rate is the highest of (1) the prime rate most recently published in The Wall Street Journal, (2) the federal funds rate plus 0.50% and (3) the 30-day LIBOR rate plus 2%.

The Facility contains affirmative and negative covenants, which we believe are customary for arrangements of this nature, and financial covenants limiting the Company’s total funded debt, minimum interest coverage ratio and maximum leverage ratio, as more fully described in the Credit Agreement.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated in this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d)   Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated September 15, 2011, by and among Insperity, Inc., Amegy Bank, as Administrative Agent, and certain lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPERITY, INC.

	By:	/s/ Daniel D. Herink
Daniel D. Herink
Senior Vice President of Legal, General Counsel and Secretary

Date: September 21, 2011